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                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements on Forms S-8 of rStar Corporation (File No. 333-89331 and File No. 333-65430) of our report dated April 11, 2003, with respect to the consolidated balance sheets of StarBand Latin America (Holland) B.V. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, which report appears in the Form 10-K of rStar Corporation (none of which aforementioned financial statements are separately presented therein).

                                                    Yours Truly,

Amstelveen, the Netherlands                     KPMG Accountants N.V.

April 11, 2003